UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 9, 2012 (August 6, 2012)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-156252	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

I.
The board of directors and the audit committee of BioCancell Therapeutics Inc. (the "Company") approved the entry into a loan agreement (the "Loan Agreement") of up to NIS 2,000,000 with Clal Biotechnology Industries Ltd. ("CBI"), the controlling shareholder of the Company.

1.	Principal of the Loan Agreement:

1.1.
CBI shall grant BioCancell Therapeutics Israel Ltd., the Company's subsidiary (the "Subsidiary") a loan of up to NIS 2,000,000 (the "Loan"). The Loan will be transferred to the Subsidiary starting on August 21, 2012, provided that there has been no objection by any shareholder of the Company, as stated in Section 3 below (in such case, the payment will be transferred two business days following and subject to the approval of the Company's shareholders of the Loan Agreement); all in accordance with the provisions of the Loan Agreement.

1.2.	The Loan will bear an annual interest rate of 1.8%.

1.3.
The Loan (including interest) will be repaid in a single payment on the earliest of the following dates: (a) six months subsequent to the date the Subsidiary receive the Loan; (b) two business days following to the date the Company received the consideration of a private or public offering of equity securities of the Company, if the Company conducts such an offering. The parties may mutually agree on postponing the repayment date until July 30, 2013, at the same terms and conditions.

1.4.	In the event of a payment default, any defaulted amount shall bear interest at an identical rate to the Loan interest until the date of the actual payment.

1.5.	The Loan (including with the applicable interest) shall become due and payable upon an occurrence of an event as detailed in the Loan Agreement.

2.	In connection with their approval of the Loan Agreement, the Company’s audit committee and board of directors noted the following considerations:

2.1.
The Company is a research and development company in the drugs field, without income, which needs a substantial outsource funding for a long period of time in order to perform complex and expensive clinical trials until it reaches the income production stage or another income producing agreement.

2.2.	It is in the Company's assessment that considering the cash in hand and its cash spending, that its cash balance will only be sufficient until August 2012.

2.3.
In accordance with the above and until the consummation of the reincorporation merger pursuant to which the Company will become a wholly-owned subsidiary of BioCancell Ltd. (the “Reincorporation”), and the public offering (if and as long as these processes consummate), the Company needs intermediate funding that will enable the continuation of its activity. CBI has agreed to provide the Company with intermediate funding in accordance with the terms of the Loan Agreement, which its principal provisions are described in Section 1 above.

2.4.
Considering to the terms of the Loan, including the interest rate set in the Loan Agreement, and in accordance with the Israel Securities Authority's decision in connection with loans from controlling shareholders, the Company’s audit committee and board of directors have approved the Loan Agreement since the entry to such agreement is for the benefit of the Company.

3.	Shareholders' right to object to granting the exemption:

In accordance with the applicable regulations promulgated under the Israeli Companies Law, 1999 (the “Companies Law”), the exemption to the requirement under the Companies Law to have a shareholders’ approval to a transaction with a company’s controlling shareholder will not apply if one or more shareholders holding at least one percent of the issued shares or voting rights of the Company has objected to such exemption ("Notice of Objection"); provided, that such notice of objection has been filed with the Company in writing no later than fourteen (14) days following the date of the immediate report, or any of its amendments, filed with the Israel Securities Authority and the Tel Aviv Stock Exchange Ltd. A consummation of the Reincorporation will not initiate the fourteen (14) day objection period (which will end on the day of August 20, 2012) and will not require a re-approval of the Loan by the Company or by BioCancell Ltd.

II.
On August 9, 2012, the Company announced the closing of the conditions pursuant to the Merger Agreement between BioCancell Ltd. (“BioCancell”), an Israeli corporation, BioCancell Merger, Inc., a Delaware corporation and a wholly owned subsidiary of BioCancell, and the Company, dated May 31, 2012 (the “Merger Agreement”). As a result of the merger the Company became a wholly owned subsidiary of BioCancell.

The holders of the Company’s outstanding securities as of the end of the trading day on Tel Aviv Stock Exchange Ltd. of August 9, 2012, will be entitled to receive BioCancell securities, as more fully detailed in the Registration Statement on Form F-4 filed by BioCancell with the Securities and Exchange Commission on January 24, 2012. Further, August 13, 2012 will be the first trading day for BioCancell Ordinary Shares, Series 1 Warrants and Series 2 Warrants on the Tel Aviv Stock Exchange Ltd. and upon that date the Company’s Common Stock, Series 3 Warrants and Series 4 Warrants will be deregistered from trading on the Tel Aviv Stock Exchange Ltd.

It should be noted that one of the closing conditions pursuant to the Merger Agreement was that all warrant holders issued in the private placement consummated on March 8, 2010, shall have consented to exchange of their warrants pursuant to the terms of the Merger Agreement. As of the date of this Form 8-K the Company has received the consent of 35 warrant holders out of 36 holders, one warrant holders is refusing to exchange his warrants. The Board of Directors of the Company, based upon a legal opinion of the Company’s counsel, has decided that notwithstanding such warrant holder’s refusal, the Company can exchange all such warrants and complete the reincorporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS INC.

Dated: August 9, 2012	By:	/s/ Jonathan Burgin
Jonathan Burgin
Chief Executive Officer